Exhibit 99.1

Acer Therapeutics Announces ACER-801 IND Clearance for the Treatment of Induced Vasomotor Symptoms

Phase 2a trial initiation expected in Q1 2022

Trial designed to generate proof of concept data for ACER-801 and identify optimal dose for subsequent efficacy trials in patients with iVMS

NEWTON, MA – Dec. 9, 2021 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced U.S. Food and Drug Administration (FDA) clearance of its Investigational New Drug (IND) application for its selective non-peptide neurokinin 3 receptor (NK3R) antagonist, ACER-801 (osanetant), for the potential treatment of induced Vasomotor Symptoms (iVMS).

The initial randomized, double-blind, placebo-controlled, dose-ranging Phase 2a trial is expected to begin in Q1 2022, subject to additional capital required for ACER-801 clinical development.  The trial is designed to evaluate the effect of ACER-801 at different doses, compared to placebo, on the frequency and severity of vasomotor symptoms associated with menopause. The trial will also evaluate the safety and pharmacokinetics profile of ACER-801 at different doses in postmenopausal women.

“Submission and clearance of our ACER-801 IND application is an important step toward the clinical development of our novel NK3R antagonist for treatment of iVMS," said Chris Schelling, Chief Executive Officer and Founder of Acer. "This drug has been extensively studied, with over 1,200 individuals having received it in clinical trials for other non-iVMS indications. We’re excited to start this Phase 2a trial which, if positive, will provide proof of concept data and help define ACER-801’s optimal dose and development path forward in patients with iVMS.”

ACER-801 is an investigational product candidate which has not been approved by FDA or any other regulatory authority. There is no guarantee that this product candidate will receive regulatory authority approval in any territory or become commercially available for any indications.

About iVMS and ACER-801

VMS are generally defined as hot flashes, flushing and night sweats that most often occur in women entering or in menopause. VMS can also be induced (iVMS) by anti-androgen and anti-estrogen cancer therapies and surgical procedures that can lead to treatment non-compliance. VMS are caused by low estrogen levels leading to increased stimulatory signaling of neurokinin B (NKB) on the KNDy neuron in the hypothalamus. A non-hormonal treatment to manage iVMS is needed as estrogen is contraindicated for the management of VMS in patients with hormone-positive tumors, including breast and prostate tumors.

ACER-801 (osanetant) is a novel, non-hormonal, NK3R antagonist that could offer a potential treatment option with meaningful improvement of VMS for patients with iVMS by blocking the stimulatory signaling of NKB on the KNDy neuron. Direct human safety evidence is available from 23 completed Phase 1 and 2 studies of whom approximately 400 healthy subjects and 820 patients were treated with osanetant for schizophrenia, depression, and other indications. Data from these studies indicated no major safety concerns after single-dose and repeat-dose administration.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. In March 2021, Acer entered into a Collaboration and License Agreement with Relief for development and commercialization of ACER-001. For more information, visit www.acertx.com.

Acer Forward-Looking Statements

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Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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